EXHIBIT 99.1

OXiGENE Reports Third Quarter 2011 Financial Results

SOUTH SAN FRANCISCO, Calif., Nov. 9, 2011 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, reported financial results for the quarter and nine months ending September 30, 2011 and provided an update on recent clinical and corporate progress.

Financial Results

For the three months ended September 30, 2011, the Company reported a net loss of $3.5 million or $0.25 per share, compared with a net loss of $13.5 million or $3.47 per share for the comparable three-month period in 2010. The change in net loss from the 2010 three-month period to the net loss in the 2011 three-month period was driven primarily by a non-recurring non-cash loss resulting from the change in fair value of warrants and other financial instruments in the 2010 three month period of $9.9 million and a reduction in research and development expenses of $1.3 million, offset by a one-time restructuring charge of $1.1 million.

The Company reported a net loss for the nine-month period ended September 30, 2011 of $7.3 million or $0.74 per share, compared with a net loss of $22.0 million or $6.24 per share for the same nine-month period of 2010. The difference in results for the comparable nine-month periods was due primarily to the non-cash change in fair value of warrants and other financial instruments from a $7.0 million loss in the 2010 nine-month period to a $2.2 million gain in the 2011 nine- month period and by a reduction in research and development expenses of $5.6 million.

The reduction in ongoing operating costs and expenses for both the three and nine month comparable periods is primarily attributable to reductions in spending in a number of clinical program and support costs in connection with the restructuring plan implemented in the first quarter of 2010.

On September 1, 2011, the Company announced a restructuring plan designed to focus the Company's capital resources on its most promising early-stage clinical programs and further reduce its cash utilization. In connection with this restructuring, which included a reduction in its workforce by 11 full-time equivalent employees or approximately 61%, the Company recognized approximately $1.1 million in restructuring expenses in the quarter ended September 30, 2011. The restructuring expenses include severance payments, health and medical benefits and related taxes, which are expected to be paid through the end of fiscal 2012. The Company anticipates that, with its current financial resources, it will be able to support the completion of its current ongoing clinical studies. Upon completion of the restructuring activities, the Company expects to reduce expenses from its current levels by an annual amount of approximately $2,000,000. In the first quarter of 2010, the Company recognized approximately $0.5 million in restructuring expenses.

During the nine months ended September 30, 2011, the Company sold approximately 7.7 million shares of common stock pursuant to an "at the market" (ATM) sales agreement executed in July 2010, resulting in net proceeds to the Company of approximately $17.0 million.

At September 30, 2011, OXiGENE had cash, cash equivalents and restricted cash of approximately $12.7 million compared with approximately $4.7 million at December 31, 2010.

"I am pleased to report that we have continued to make meaningful progress in key strategic areas in the third quarter of 2011: streamlining operations to conserve cash; working towards obtaining financing so that we can advance our most promising ZYBRESTAT clinical program in anaplastic thyroid cancer (ATC) toward a pivotal registration study; establishing collaborations for high-value clinical programs, such as ZYBRESTAT in ovarian cancer and OXi4503 in acute myelogenous leukemia, that offset our expenses and enable them to advance without direct cost to the company; and maintaining a reasonable level of investment in our earlier stage programs," said Peter J. Langecker, M.D., Ph.D., OXiGENE's Chief Executive Officer.

Continued Dr. Langecker: "Key ATC-related activities have been to line up investigators from all over the world to participate in a FACT 2 trial as well as to develop the pivotal trial protocol. We have made excellent progress in these areas, so that once we have secured funding, reviewed a potential registration pathway with the FDA and finalized preparations, we may have the potential to accelerate enrollment and potentially shorten the timeline to trial completion. We are hopeful of initiating the FACT 2 trial in 2012."

Conference Call Today

Members of OXiGENE's management team will review third quarter 2011 results via a webcast and conference call today, November 9, 2011, at 4:30 p.m. EST (1:30 p.m. PST). To listen to a live or an archived version of the audio webcast, please log on to the Company's website, www.oxigene.com. Under the "Investors" tab, select the link to "Events and Presentations."

OXiGENE's earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call. A replay will be available starting at 7:30 p.m. EST, (4:30 p.m. PST) on November 9, 2011 and ending at midnight EST (9:00 p.m. PST) on Tuesday, November 15, 2011. To access the replay, please dial 855-859-2056 if calling from the United States or Canada, or 404-537-3406 from international locations. Please refer to replay pass code 23578279.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company's major focus is developing vascular disrupting agents that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

The OXiGENE, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4969

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

OXiGENE, Inc.
Condensed Balance Sheets
(Unaudited)

	September 30, 2011	December 31, 2010
	(Amounts in 000's)
Assets

Cash, cash equivalents and restricted cash	$ 12,664	$ 4,677
Prepaid expenses	195	256
License agreement	313	386
Other assets	203	248

Total assets	$ 13,375	$ 5,567

Liabilities and stockholders' equity (deficit)

Accounts payable and accrued liabilities	$ 2,969	$ 3,211
Derivative liabilities	9	7,611
Total stockholders' equity (deficit)	10,397	(5,255)

Total liabilities and stockholders' equity (deficit)	$ 13,375	$ 5,567

OXiGENE, Inc.
Condensed Statements of Operations
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	(All amounts in 000's except per share amounts)
Costs and expenses:

Research and development	$ 1,098	$ 2,379	$ 4,280	$ 9,912
General and administrative	1,309	1,256	4,095	4,637
Restructuring	1,146	--	1,146	510

Total costs and expenses	3,553	3,635	9,521	15,059

Operating loss	(3,553)	(3,635)	(9,521)	(15,059)

Change in fair value of warrants and other financial instruments	40	(9,893)	2,219	(6,987)
Investment income	1	3	3	14
Other (expense) income, net	(1)	(11)	(9)	5

Net loss	$ (3,513)	$ (13,536)	$ (7,308)	$ (22,027)

Basic and diluted net loss per common share	$ (0.25)	$ (3.47)	$ (0.74)	$ (6.24)

Weighted average number of common shares outstanding - basic and diluted	13,969	3,896	9,870	3,530
CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000